PAGE 1

                                                                  EXHIBIT 2
                                  SCHEDULE A





Filing Public Utility:


                         COMMONWEALTH ELECTRIC COMPANY












Qualifying Small Power Producer or Cogenerator:

                         CORPORATION INVESTMENTS, INC.










Service Provided:

      Agreement for the purchase of electric energy produced by Corporation Investments, Inc. at its hydro-electric generating facility in Lowell, Massachusetts.
                                    PAGE 2

      AGREEMENT entered into this 10th day of January, 1983 by and between Commonwealth Electric Company, a Massachusetts corporation with offices located at 2421 Cranberry Highway, Wareham, Massachusetts 02571 ("Company") and Corporation Investments, Inc., a Massachusetts corporation with offices located at 9 Central Street, Lowell, Massachusetts 01853 ("Seller").

      Seller plans to construct, own and operate an hydro-electric generating facility (the "Plant"), at its site in Lowell, Massachusetts, as more fully described and defined within Seller's "Application for License: Plant No. 2790, Lowell Hydroelectric Plant", dated May 20, 1980 as amended and tendered for filing with the Federal Energy Regulatory Commission ("FERC"). Seller wishes to sell and the Company wishes to buy electric energy from the Plant, all pursuant to the terms and conditions as set forth in this Agreement.

THEREFORE, the parties, each in consideration of the agreements of the other, hereby agree as follows:

ARTICLE I.  Sale of Power by Seller.

      (a) Seller agrees to sell and deliver, and the Company agrees to purchase and accept delivery of, all electric energy produced by the Plant during the term of this Agreement, except that the Seller shall have the option not to sell and deliver such electric energy as may be needed from time to time to satisfy Plant requirements ("Net Plant Output").

      (b) Seller shall have the option to reduce the quantity of electric energy sold to the Company under the provisions of this Agreement by an amount not in excess of forty-nine percent (49%) of the Net Plant Output under the following conditions:

      (1) Seller must exercise such option not later than six (6) months from the date first above-written, and

      (2) Seller may exercise such option only once, and only for the purpose of selling the electric energy to the Massachusetts Municipal Wholesale Electric Company ("MMWEC"), and

      (3) Seller may offer to sell to MMWEC only on the same terms and conditions upon which it has agreed to sell to the Company.

      (c) The Company shall not be obligated to purchase or take delivery of electric energy from the Plant unless, in the reasonable judgment of the Company, the Plant is staffed, operated and maintained in a manner consistent with the standards applicable to generating facilities owned and operated by participants in the New England Power Pool ("NEPOOL"), as such standards may be in effect from time to time during the term of this Agreement. The Plant must be made available for NEPOOL dispatch in accordance with the provisions of Section 12.2 of the NEPOOL Agreement dated September 1, 1971 as amended ("NEPOOL Agreement").

      (d) Without limiting the generality of Article I(c) hereof, Seller shall be obligated hereby to undergo periodic capability audits pursuant to the terms of Section 8.13 of the NEPOOL Agreement. In the event that the Plant demonstrates a Capability (as defined at Section 15.6 of the NEPOOL Agreement) that is less than the "Qualified Capacity" of the Plant ("Capacity Deficien-
                                    PAGE 3

cy"), the Company may assess Seller a charge equal to the Capability Responsi-bility Adjustment Charge established from time to time by NEPOOL pursuant to the provisions of Section 9.4 of the NEPOOL Agreement multiplied by such Capacity Deficiency. In the event that Seller has elected to reduce the quantity of electric energy sold to the Company pursuant to its option in
Article I(b) above, then in case of a Capacity Deficiency, the Company may only assess Seller a charge equal to the Capability Responsibility Adjustment Charge established from time to time by NEPOOL pursuant to the provisions of
Section 9.4 of the NEPOOL Agreement multiplied by the factor that results from multiplying the total Capacity Deficiency times the percentage of Net Plant Output that the Company is entitled to purchase. The Qualified Capacity of the Plant shall be determined once in a capability audit conducted, under the general supervision of the administrative committee established by Article X(f) of this Agreement, during the first winter period following the date of commercial operation of the Plant. Such Qualified Capacity shall be the winter period Net Capability of the Plant (as computed pursuant to said capability audit) which shall be the same as the Capability of the Plant calculated pursuant to Section 15.6 of the NEPOOL Agreement. Notwithstanding the forego-ing, if such winter period Net Capability of the Plant is less than twenty thousand (20,000) kilowatts, the Qualified Capacity of the Plant shall be twenty thousand (20,000) kilowatts.

      (e) The Company reserves the right to impose reasonable conditions consistent with the NEPOOL standards that are in effect from time to time during the term of this Agreement in substitution for the foregoing NEPOOL standards if NEPOOL ceases to establish such standards or if the Company should cease its participation in NEPOOL during the life of this Agreement.

      (f) During a reasonable period of time prior to the date of commercial operation of the Plant ("Testing Period"), the Plant may generate some electric energy ("Test Power"). The Company agrees to take and pay for any Test Power offered for sale and delivered to it by Seller during the Testing Period, subject to the following conditions: (i) the tests conducted during the Testing Period shall be in accordance with standard industry practice and done under the general supervision of the administrative committee established by Article X(f) of this Agreement, and (ii) the Company shall pay for any Test Power monthly at a price equal to the Energy Purchase Price established by
Article III(a)(1) hereof, computed with Factor R set equal to eighty-five percent (85%,).

ARTICLE II. Effective Date and Term.

      (a) This Agreement shall become effective upon the date first above-written, and unless sooner terminated in accordance with any applicable provision of this Agreement, shall remain in full force and effect for a term equal to the initial term of the license for the Plant as issued by the FERC. In the event that such license is renewed or extended, this Agreement may similarly be renewed or extended at the Company's sole option by the giving of written notice to Seller within six (6) months following receipt of notice from Seller of the renewal or extension of such license. Seller agrees to use all reasonable efforts to secure a renewal or extension of such license, as the case may be.

      (b) The Seller shall have the option, exercisable upon not less than sixty (60) days written notice to the Company, to terminate this Agreement at
                                    PAGE 4

a date not later than November 1, 1983 if:
            (1) Seller is unable to obtain financing for the costs of the acquisition and construction of the Plant upon terms and at a rate of interest acceptable to Seller, or

            (2) Seller is unable to contract for transmission services necessary to deliver electric energy to the Company on terms and conditions acceptable to Seller, or

            (3) FERC fails to license the Plant or issues such a license for an initial term of less than twenty-five (25) years.

      (c) The Company shall have the option, exercisable upon not less than sixty (60) days written notice to Seller, to terminate this Agreement if the Plant has not entered or cannot reasonably be expected to enter commercial service by December 31, 1986.

      (d) Upon any termination pursuant to Articles II(b) or II(c) hereof, neither party shall have any liability to the other except such liabilities, if any, which shall have been incurred hereunder prior to such termination, which liabilities shall continue until satisfied.

ARTICLE III. Purchase Price.

      (a) From and after the date of commercial operation of the Plant (currently estimated to be February 1, 1985), the Company shall pay Seller semi-annually an amount equal to the greatest of:

            (1) the Energy Purchase Price as determined in accordance with Appendix A to this Agreement multiplied times the quantity of electric energy delivered to the Company by Seller hereunder, or

            (2) ninety mills ($0.090) per kilowatt-hour ("Floor Energy Price") multiplied times the quantity of electric energy delivered to the Company by Seller hereunder, or

            (3) beginning January 1, 1992 and ending at the close of the fifteenth (15th) year following the date of commercial operation of the Plant, a price per kilowatt-hour ("Adjusted Floor Energy Price") determined by the following formula:

            Adjusted Floor Energy Price = 90 mills
            + PGNP-2 x [16.8 + PGNP-l (11.1)]

            Where:PGNP-1 is the cumulative percentage change in the Gross
                         National Product Implicit Price Deflator ("PGNP") published by the United States Department of Commerce between the date of commercial operation of the Plant and December 31, 1991, and

                  PGNP-2 is the cumulative percentage change in the PGNP after January 1, 1992, multiplied times the quantity of electric energy delivered to the Company by Seller hereunder. In the event the United States Department of Commerce should cease to publish the PGNP, the Company and Seller shall mutually
                                    PAGE 5

                  agree upon a satisfactory replacement therefor or, failing to so agree, shall submit the matter to arbitration in accordance with the appropriate provisions of this Agree-ment.

      (b) For the purpose of implementing Article III(a) of this Agreement, the Company shall pay Seller each month an amount determined in accordance with paragraph (1) thereof, subject to semi-annual reconciliation as set forth in Article III(c) below. Amounts payable to Seller pursuant to Article III(a)(1) shall be determined on an estimated basis and paid monthly in accordance with Article VII hereof, subject to a final determination and reconciliation at the end of each billing period established pursuant to Appendix A hereof. For purposes of such monthly payments, an estimated Energy Purchase Price for each rating period (as defined in Appendix A hereof) shall be determined as set forth in such Appendix A by setting Factor O-2 equal to Factor O-1. Such estimated Energy Purchase Price for each rating period shall be multiplied by the quantity of electric energy (measured in kilowatt-hours) delivered to the Company by Seller during such rating period during such month. Following the close of each such billing period, the Company will promptly determine its actual Energy Purchase Price for each rating period. Any difference between the forecast and actual Energy Purchase Price for the same billing period shall be subject to reconciling adjustment during the first month of the next subsequent billing period.

      (c) The Company shall semi-annually compute the weighted average price paid for electric energy purchased hereunder during the semi-annual period then ending by dividing the total of the monthly payments to Seller for electric energy by the total kilowatt-hours purchased. In the event that such weighted average semi-annual price is less than the Floor Energy Price or the Adjusted Floor Energy Price, the Company shall pay to Seller an amount equal to the difference between such weighted average semi-annual price and the greater of the Floor Energy Price or the Adjusted Floor Energy Price, multi-plied by the total kilowatt-hours purchased from Seller, all during such semi-annual period. Any "Semi-Annual Adjustments" under this Article III(c) shall be made during the first month following the semi-annual period which is being adjusted according to the provisions hereof.

      (d) If, after the first fifteen (15) years following the date of commercial operation of the Plant, the Company determines that the Energy Purchase Price, computed with Factor R set equal to one-hundred percent (100%), exceeds the Company's avoided energy costs (as hereinafter defined), the Company may propose a change to Appendix A by giving Seller written notice thereof. Such proposed change shall be limited to the methodology for deter-mining or calculating the Company's avoided energy costs and shall not deviate from the principle that the average decremental cost shall at least approxi-mate the most costly ten percent (10%) of the load placed upon the Company's system by its firm-service customers during the relevant billing period. In the event that Seller fails to accept said proposed change and Seller and Company are unable to agree in writing upon a mutually satisfactory revised Appendix A within sixty (60) days of the giving of such notice, either the Seller or the Company may submit the matter to arbitration pursuant to the provisions of Article X(g) and (h) below. During the period of time in which said matter is in arbitration, the proposed revised Appendix A originally offered by the Company shall govern the computation of the Energy Purchase Price. Within thirty (30) days following resolution of said dispute by
                                    PAGE 6

arbitration, the Company shall recompute, in accordance with said resolution, all amounts paid to Seller during the pendency of such dispute and debit or credit Seller's account as appropriate.

      (e) Avoided energy cost as used herein shall mean the incremental cost to the Company of electric energy which the Company would have generated or purchased but for the purchase of electric energy from Seller.

      (f) Any taxes on the production or sale of electric energy furnished by the Seller to the Company under this Agreement shall be the obligation of and paid by the Seller as and when due.

ARTICLE IV. Energy Purchase Bank.

      (a) The Company will establish an account within its records, to be known as the Energy Purchase Bank, which shall be maintained separately from all other accounts therein. The Energy Purchase Bank shall be solely used to record such periodic energy purchase (and related) transactions and associated account balances as are specified within this Agreement as affecting such Energy Purchase Bank.

      (b) During the period beginning January 1, 1992 and ending at the close of the fifteenth year following the date of commercial operation of the Plant, the difference between any amounts paid to Seller pursuant to the Adjusted Floor Energy Price and the amounts that would have been paid to Seller under the greater of the Energy Purchase Price or the Floor Energy Price, whichever would otherwise have been applicable, shall be debited to the Energy Purchase Bank. Except during such period, there shall be no debit entries to the Energy Purchase Bank during the term of this Agreement.

      (c) During any billing period for which the Energy Purchase Bank contains a debit balance and for which the Energy Purchase Price exceeds both the Floor Energy Price and the Adjusted Floor Energy Price, any payment to Seller for electric energy purchased hereunder shall be reduced by an amount equal to the difference between the Energy Purchase Price and the greater of either the Floor Energy Price or the Adjusted Floor Energy Price multiplied by the number of kilowatt-hours purchased from Seller during such billing period (which amount shall in no event exceed the then-current debit balance of the Energy Purchase Bank). Such amount shall be credited to the Energy Purchase Bank. Said procedure shall continue throughout the term of this Agreement until the debit balance in the Energy Purchase Bank is reduced to zero. Any debit balance of the Energy Purchase Bank shall bear interest at a rate per annum which shall be at all times equal to the Base Rate of The First National Bank of Boston (or its successors) which shall mean the rate of interest designated by such Bank as its Base Rate and usually charged by it to substan-tial and responsible borrowers, as in effect from time to time. Each change in the said Base Rate shall be effective at the beginning of the business day on which such change occurs.

ARTICLE V.  Delivery by Seller.

      Electric energy generated by the Seller at the Plant shall be delivered to the Company at the 345,000 volt bus located in the Canal Electric Company switchyard at Sandwich, Massachusetts ("point of delivery") in the form of three-phase, sixty hertz alternating current at approximately 345,000 volts
                                    PAGE 7

nominal. Seller shall bear the sole cost and responsibility for securing transmission services adequate for the delivery to the Company at the point of delivery of electric energy purchased by the Company hereunder.

ARTICLE VI. Meters and Metering.

      (a) The Company shall have the right to review and approve the metering installations required to record the quantities of electricity purchased from the Seller. Such metering equipment will be capable, inter alia, of providing data required to determine kilowatt-hours per hour purchased during each hour of each rating period established by Appendix A hereto as well as total electric energy purchased per rating period under the terms of this Agreement. Seller shall install, own, operate and maintain such metering equipment, which equipment shall be located at Seller's bus (or buses). If, for any reason, it is impractical to install meters at such bus (or buses), appropriate adjust-ments shall be made to reflect the actual amount of electric energy which would have been recorded by meters located at such bus (or buses).

      (b) Seller shall maintain all metering equipment installed pursuant hereto accurate by regular testing and calibration in comparison to recognized standards. The metering equipment shall be sealed, and Seller will comply with any reasonable request of the Company with regard to the presence of the Company's representative when such seals are to be broken or when the meters are to be inspected, tested or adjusted. The Company may request, at any time, a test of the accuracy of any metering equipment installed pursuant hereto and shall bear the costs thereof in the event that said requests are made more frequently than once in each twelve months. The results of all meter calibra-tions or tests, whether or not performed at the Company's request, shall be open to examination by the Company at all reasonable times.

      (c) Any meter tested and found to register less than or equal to one-half of one percent (0.5%) above or below the recognized comparative standard shall be considered correct and accurate. If as a result of such tests, the metering equipment is found to be defective or inaccurate, Seller shall restore it to a condition of accuracy or replace it. In such event, adjustment shall be made by the Company correcting all measurements made by the defective or inaccurate meter for either (i) the actual period during which inaccurate measurements were made, if determinable to the mutual satisfaction of the Company and Seller or (ii) if such period is not so determinable, for a period equal to one-half of the time elapsed since the last prior test, but in no event greater than twelve months.

      (d) Other provisions of this Article VI notwithstanding, the Company may elect to install its own metering equipment in supplement to the Seller's metering equipment. Should the Company so elect and should any metering equipment installed by the Seller fail to register the amount of electric energy delivered to the Company during any period of time, the Company's metering equipment shall be used to determine the amount of electric energy so delivered in lieu of the Company's estimates thereof. If the Company wishes its metering equipment to be so used, the Company agrees to operate, maintain and read such equipment according to the standards established by this Article
VI. The Seller agrees, upon request of the Company, to provide a suitable location at the Plant for installation of the Company's meters at no cost to the Company.
                                    PAGE 8

      (e) Upon written request of the Company, Seller shall install and bear the cost of such telemetering equipment and data circuits as the Company may reasonably require for the transmission of various metered values to its operations center. The design of and equipment specifications for such telemetering equipment and data circuits shall be approved by the Company prior to installation thereof by Seller.

      (f) Seller shall read its meters on or about the last working day of each calendar month for determination of the amount of purchases by the Company under the terms of this Agreement and shall supply the results of such meter readings to the Company within five (5) business days following the taking thereof. The time period between two successive meter readings shall be deemed to be a month for purposes of this Agreement.

ARTICLE VII.      Payment.

      (a) The Company shall determine the quantity of electric energy pur-chased from Seller monthly based upon the metered values obtained in accor-dance with the several provisions of Article VI of this Agreement as appropri-ate. The Company, after giving due effect to any reconciling adjustments necessary, shall pay Seller for such electric energy monthly within twenty
(20) calendar days following receipt of such metered values from Seller and shall show the derivation of such payment in such detail as Seller may reasonably request from time to time.

      (b) In the event that any data required for the purpose of determining payment hereunder are unavailable when required, such unavailable data may be estimated by the Company, subject to any required adjustment based upon actual data in a subsequent payment month.

ARTICLE VIII.     Governmental Regulation.

      (a) This Agreement shall, within ten (10) days of the date hereof, be submitted by the Company to the Massachusetts Department of Public Utilities ("MDPU") in accordance with Section 94A, Chapter 164, of the Massachusetts General Laws and applicable regulations of the MDPU, and the Company shall use its best efforts to obtain expeditious approval thereof in accordance with such law and regulations.

      (b) It shall be the responsibility of each party hereto individually to take all necessary actions to satisfy any regulatory requirements which may be imposed upon such party by any federal, state or municipal statute, rule, regulation or ordinance which may be in effect from time to time relative to the performance of such party hereunder.

      (c) This Agreement and all rights and obligations of the parties hereunder are subject to all applicable state and federal laws and all duly promulgated orders and duly authorized actions of governmental authorities.

      (d) The interpretation and performance of this Agreement shall be in accordance with and controlled by the laws of the Commonwealth of Massachu-setts.
                                    PAGE 9

ARTICLE IX. Liability and Force Majeure.

      (a) The parties hereto shall be excused from performing hereunder and shall not be liable in damages or otherwise if and only to the extent that they are unable to do so or are prevented from doing so by statute or regula-tion or by action of any court or public authority having or purporting to have jurisdiction in the premises; or by loss or impairment of the supply of electricity; or by a break or fault in the Company's transmission or distribu-tion system or failure or improper operation of transformers, switches or other equipment necessary for receipt of electric energy from Seller; or by reason of storm, flood, fire, earthquake, explosion, civil disturbance, labor dispute, act of God or the public enemy, failure of any supplier to perform, restraint by a court or regulatory agency, or any other cause, whether or not similar thereto, beyond the reasonable control of the affected party. Each party shall have the obligation to operate in accordance with good utility practices at all times and to use diligent effort to remove any cause of failure to supply or receive electric energy hereunder. Neither the Company nor Seller shall, in any event, be liable to the other or to any third party for any consequential, indirect or special damages to persons or property, whether arising in tort, contract or otherwise, by reason of this Agreement or any services performed or undertaken to be performed by the Company or Seller hereunder, except as otherwise expressly provided herein.

      (b) Whenever the Company's system or the systems with which it is directly or indirectly interconnected experience a "System Emergency", or whenever it is needful or desirable to aid in the restoration of service on its system or on the systems with which it is directly or indirectly intercon-nected, the Company may, in its reasonable judgment, curtail or interrupt the taking of electric energy hereunder, provided such curtailment or interruption shall continue only for so long as is reasonably necessary. Such curtailment, interruption, or reduction shall not be deemed to be a default by the Company nor shall the Company be liable therefor to Seller or to any other party. A System Emergency means a condition on a utility's system which is likely to result in an imminent significant disruption of service or is imminently likely to endanger life or property. Notwithstanding any other provision of this Agreement to the contrary, in the event that the Company cannot receive electric energy from Seller into its own system because of a System Emergency but such System Emergency does not prevent Seller from delivering such electric energy to another utility with which the Company is interconnected, the Company shall pay Seller for such electric energy so delivered the exact amount, if any, that the Company receives in payment or credit from such utility for the delivery of such electric energy.

      (c) The Company and the Seller agree that each shall be responsible for the electricity on its respective side of the point of delivery and shall indemnify, save harmless and defend the other against all claims, demands, costs or expenses for loss, damage or injury to persons or property in any manner directly or indirectly arising from, connected with or growing out of the presence or use of electricity or the transmission of electricity over the wires, cables, devices or appurtenances owned by it, its agents or suppliers, saving only such loss, damage or injury as may be caused by the willful or negligent act of the other. The Company and the Seller respectively assume full responsibility in connection with the service rendered hereunder for their respective wires, cables and other devices used in connection with said service. Each party hereto shall be solely liable for all claims of its own
                                    PAGE 10

employees arising from any workmen's compensation laws.

      (d) Neither by inspection nor non-rejection nor in any other way does either party give any warranty, expressed or implied, as to the adequacy, safety or other characteristics of any equipment, apparatus or devices, installed on the premises of or used by the other party, its agents or suppliers. Neither party shall be liable to the other for damages resulting in any way from its taking or supplying of electric energy pursuant to the terms of this Agreement or from the presence or operation of its apparatus, meters, appurtenances or other equipment on the premises of the other party.

      (e) Seller may from time to time withdraw the Plant from service and cease to supply electric energy to the Company as necessary to perform scheduled or unscheduled maintenance or repair upon the Plant. Seller shall comply with the provisions of NEPOOL Operating Procedure No. 5 as in effect from time to time when planning any scheduled maintenance or repair upon the Plant. Seller shall give the Company such notice as may be practicable in the circumstances when withdrawing the Plant from service for unscheduled mainte-nance or repair.

ARTICLE X.  Miscellaneous Provisions

      (a) This Agreement constitutes the entire Agreement between the parties relating to the subject matter hereof, and all previous agreements, discus-sions, communications and correspondence with respect to the subject matter hereof are superseded by the execution of this Agreement.

      (b) This Agreement may not be modified or amended except in writing signed by or on behalf of both parties by their duly authorized officers.

      (c) Any qualified and properly identified employee of the Company shall have access to the Plant at all reasonable times for the purpose of reading or inspecting meters, examining the operation of the Plant or other purposes reasonably related to the Company's performance under the terms of this Agreement. Such access shall not interfere with Seller's normal business operations.

      (d) This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto, provided, however, that no assignment by Seller or any successor or assignee of Seller of its rights and obligations hereunder, except an assignment to a wholly-owned subsidiary whose principal functions are to hold Seller's ownership interest in and to operate the Plant, shall be made or become effective without the prior written consent of the Company in each case obtained. The Company will provide consent to any assignment of Seller's rights and obligations hereunder to the extent necessary for Seller to obtain construction or permanent financing for the Plant with an institutional lender and to assure that the Company's right to receive the output of the Plant shall apply as against any person or entity that might obtain title and possession of the Plant pursuant to such financing.

      (e) All notices required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or deposited in the mails, postage prepaid, registered mail addressed to the party to whom notice is being given at its address set forth above. Either
                                    PAGE 11

party may change its address by notice similarly given.

      (f) The parties hereto agree to establish an administrative committee. Such committee will be empowered to do all acts and things necessary to implement the intent of the parties hereto as set forth herein and to take such further actions as may be required in the circumstances, provided that they are not inconsistent with this Agreement. The Company and Seller shall have equal representation upon said committee.

      (g) In the case of any dispute between the parties with respect to the interpretation of this Agreement, or the performance of the same, or under
Article III(d) above, either party may give notice in writing to the other of its desire to submit such questions to arbitration, and may designate an arbitrator. Within thirty (30) days after the receipt of such notice, the other party may, in writing, serve upon the party invoking such arbitration, a notice designating an arbitrator on its behalf. The two arbitrators so chosen shall, within twenty (20) days after the appointment of the second arbitrator, in writing, designate a third arbitrator. Upon the failure of the party notified to appoint the second arbitrator within such time, the party invoking such arbitration may proceed with the single arbitrator. If the first and second arbitrators are unable to agree on a third arbitrator within twenty
(20) days of the appointment of the second arbitrator, the first and second arbitrator shall invoke the services of the American Arbitration Association to appoint a third arbitrator. Said third arbitrator shall, to the extent practicable, have special competence and experience with respect to the subject matter under consideration. An arbitrator so appointed shall have full authority to act pursuant to this Article. No arbitrator, whether chosen by a party hereto or appointed, shall have the power to amend or add to this Agreement.

      (h) The party calling the arbitration shall, within twenty (20) days after either the failure of the other party to name an arbitrator, or the appointment of the third arbitrator, as the case may be, fix, in writing, a time and a place of hearing, to be not less than twenty (20) days from delivery of notice to the other party. The arbitrator or arbitrators shall, thereupon, proceed promptly to hear and determine the controversy pursuant to the then-current rules of the American Arbitration Association for the conduct of commercial arbitration proceedings, except that if such rules shall conflict with the then current provisions of the laws of the Commonwealth of Massachusetts relating to arbitration, such conflict shall be governed by the then current provisions of the laws of the Commonwealth of Massachusetts relating to arbitration. Such arbitrator or arbitrators shall fix a time within which the matter shall be submitted to him or them by either or both of the parties, and shall make his or their decision, within ten (10) days after the final submission to him or them unless, for good reasons to be certified by him or them in writing, he or they shall extend such time. The decision of the single arbitrator, or two of the three arbitrators, shall be taken as the arbitration decision. Such decision shall be made in writing and in duplicate, and one copy shall be delivered to each of the parties. The expense of the arbitration shall be borne by the unsuccessful party, unless the arbitrator or arbitrators by his or their award shall otherwise provide, except that each party shall pay the costs of its own counsel. Each party shall accept and abide by the decision. The award of the arbitral tribunal shall be final except as otherwise provided by applicable law. Judgment upon such award may be entered by the prevailing party in any court having jurisdiction thereof,
                                    PAGE 12

or application may be made by such party to any such court for judicial acceptance of such award and an order of enforcement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                          COMMONWEALTH ELECTRIC COMPANY


                                          By:
                                                  J. V. Donovan,
                                              Executive Vice President



                                          CORPORATION INVESTMENTS, INC.


                                          By:
                                                 Eldred L. Field,
                                                     Chairman
                                    PAGE 13

                                  APPENDIX A

                             ENERGY PURCHASE PRICE

      The Energy Purchase Price applicable to electric energy delivered to the Company by Seller during any billing period will be equal to the rate, taken to the nearest one-tenth of a mill per kilowatt-hour, determined in accordance with the following formula, separately applied to each rating period hereinaf-ter defined:

                              P = R X F (O-2/O-1)

Where:      P = Energy purchase price

            R = Avoided cost ratio

            F = Average decremental cost of generated and/or purchased energy.

            O-2 = Actual cost of energy produced and/or purchased from fossil fuels

            O-1 = Estimated cost of energy produced and/or purchased from fossil fuels

(1) Definitions

      (a) Factor R. During the first fifteen (15) years following the date of commercial operation of the Plant, Factor R shall be eighty-five percent (85%). During the sixteenth such year, Factor R shall be eighty percent (80%). During the seventeenth such year and for the remaining term of this Agreement, Factor R shall be seventy-five percent (75%).

      (b) Factor F. Factor F shall be the Company's estimated average decremental cost of generated and/or purchased energy as delivered to its system, separately determined (as set forth herein) for each billing period hereinafter defined. Factor F shall be computed not more than sixty (60) days prior to the beginning of such billing period.

Said average decremental cost of energy shall be defined by the following formula, taken to the nearest one-tenth of a mill per kilowatt-hour:

      F = Cost-1 - Cost-2/KWH-1 - KWH-2

            where: Cost-1 and KWH-1 represent the estimated cost and quantity (respectively) of energy generated and/or purchased by the Company to meet one-hundred percent (100%) of the load placed upon its system by its firm-service customers during any billing period.

                         Cost-2 and KWH-2 represent the estimated cost and quantity (respectively) of energy generated and/or purchased by the Company to meet ninety percent (90%) of the load placed upon its system by its firm ser-vice customers during the same billing period.
                                    PAGE 14

      (c) Factors O. The two Factors O shall be the average cost of energy generated by and/or purchased from generating units fired with fossil fuels during any billing period, either as actually experienced by the Company during such billing period (Factor O-2) or as estimated by the Company for such billing period (Factor O-1) and as included in its computations determin-ing the average decremental cost of energy, all measured to the nearest one-tenth of a mill per kilowatt-hour.

(2) Billing Period

      A billing period hereunder shall be any three (3) month period beginning January first, April first, July first and October first of any year during the term of this Agreement.

(3) Rating Periods

      There shall be two rating periods for purposes of computing the Energy Purchase Prices. The Peak Period shall be defined as all hours in the billing period from 9:00 A.M. to 9:00 P.M. Eastern Standard Time on weekdays (Monday through Friday). The Off-Peak Period shall include all hours in the billing period not included in the Peak Period. The Company reserves the right to revise the definition of its rating periods from time to time during the term of this Agreement upon reasonable notice to Seller.
                                    PAGE 15

                                  SCHEDULE B


                         COMMONWEALTH ELECTRIC COMPANY
             ESTIMATED PURCHASE FROM CORPORATION INVESTMENTS, INC.
                     TWELVE MONTHS ENDING JANUARY 31, 1986


               ENERGY PURCHASE (KWH)             COST OF ENERGY (* )
             PEAK      OFF-PEAK   TOTAL       PEAK      OFF-PEAK  TOTAL
  1985

February      3146760   5594240    8741000     283208    503482    786690

March         3117960   5543040    8661000     280616    498874    779490

April         3494160   6211840    9706000     314474    559066    873540

May           3102480   5515520    8618000     279223    496397    775620

June          3672360   6528640   10201000     330512    587578    918090

July          2682360   4768640    7451000     241412    429178    670590

August        1539720   2737280    4277000     138575    246355    384930

September     1285920   2286080    3572000     115733    205747    321480

October       1198440   2130560    3329000     107860    191750    299610

November      1729440   3074560    4804000     155650    276710    432360

December      2708280   4814720    7523000     243745    433325    677070

  1986

January       3282120   5834880    9117000     295391    525139    820530

Total
12 mos.      30960000  55040000   86000000    2786400   4953600   7740000


(*) The energy purchase price is estimated to be 90 mills per kwh pursuant to Article III(a)(2) of the agreement.